Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
BYLAWS
OF
APPLIED DNA SCIENCES, INC.

FIRST: The Bylaws (“Bylaws”) of Applied DNA Sciences, Inc., a Delaware corporation (the “Corporation”) have been amended as follows:

 Section 2.6 of Article II of the Bylaws shall be amended and restated in its entirety to state as follows:

“2.6         QUORUM.

The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.  If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting (ii) the Chief Executive Officer of the Company or (iii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.  At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.”

SECOND:   The foregoing amendment has been duly adopted on or approximately on the date hereof in accordance with applicable provisions of the Bylaws.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Bylaws to be signed by its Chief Executive Officer, on Thursday, November 7, 2024.

[Signature Page Follows]

APPLIED DNA SCIENCES, INC.

By:	/s/ James A. Hayward
Name:	James A. Hayward
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Amendment]